AMENDED AND RESTATED MERGER AGREEMENT

by and among

Galen Capital Corporation
a Nevada corporation

and

Innolog Holdings Corporation,
a Nevada corporation

on the one hand;

and

uKarma Corporation,
a Nevada corporation,

and

GCC Merger Sub Corporation,
a Nevada corporation,

on the other hand

August 11, 2010

AMENDED AND RESTATED MERGER AGREEMENT

This Amended And Restated Merger Agreement, dated as of August 11, 2010 (this “Agreement”), is made and entered into by and among Galen Capital Corporation, a Nevada corporation (“GCC”) and Innolog Holdings Corporation (“Innolog”), on the one hand; and GCC Merger Sub Corporation, a Nevada corporation (the “Merger Sub”) and uKarma Corporation, a publicly traded Nevada corporation (OTCBB:  UKMA.OB) (“uKarma”) on the other hand.  This Agreement amends and restates that certain Merger Agreement by and among GCC, Merger Sub and uKarma dated as of October 15, 2009 and amended by that certain First Amendment to the Merger Agreement dated as of December 18, 2009 (as amended, “Prior Agreement”).

RECITALS

WHEREAS pursuant to the Prior Agreement the parties agreed that uKarma would acquire GCC through the merger of Merger Sub with and into GCC and that all of the issued and outstanding shares of capital stock of GCC shall be converted into the right to receive shares of the capital stock of uKarma (the “uKarma Shares”);

WHEREAS, pursuant to the Agreement, the parties among other things, have agreed that Innolog, not GCC, shall be merged with and into Merger Sub such that uKarma will acquire Innolog, not GCC,  through the merger of Merger Sub with and into Innolog (the “Acquisition”) upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the respective Board of Directors of GCC, the Merger Sub and uKarma previously adopted resolutions approving uKarma’s acquisition of GCC through the  Acquisition upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the shareholders of Innolog (the “Innolog Shareholders”) have approved the Acquisition pursuant to the terms and conditions of this Agreement;

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(A) and/or 368(a)(2)(E) of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE ACQUISITION

1.1           The Acquisition.  At the Effective Time (as defined below) and subject to the terms and conditions of this Agreement and the applicable provisions of Nevada law, the Merger Sub shall be merged with and into Innolog, the separate coexistence of Merger Sub shall cease and Innolog shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”).

1.2           Effective Time. The closing of the Acquisition (the “Closing”) shall take place as promptly as practicable on or before August 16, 2010, or on such other date as may be mutually agreed upon by the parties.  Such date is referred to herein as the “Closing Date.”   This Agreement may be terminated by any party if the Closing does not occur by August 31, 2010 provided such terminating party is not in breach of this Agreement.  On the Closing Date, the parties hereto shall cause the Acquisition to be consummated by filing an Articles of Merger (or like instrument), in substantially the form attached hereto as Exhibit A (the “Articles of Merger”), with the Secretary of State of Nevada, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Nevada of such filing being referred to herein as the “Effective Time”).

1.3           Effect of the Acquisition.  At the Effective Time, the effect of the Acquisition shall be as provided in the applicable provisions of Nevada law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Merger Sub and Innolog shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Merger Sub and Innolog shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4           Charter Documents, Directors, and Officers of the Surviving Corporation. At and as of the Effective Time, (i) the Articles of Incorporation and the Bylaws of Innolog shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, (ii) the directors of Innolog immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, until their successors are elected and qualified, and (iii) the officers of Innolog immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, until their successors are elected and qualified.

1.5           Conversion of Capital Stock.  The conversion of shares of Innolog common stock and preferred stock is intended to cause the current Innolog shareholders on a fully-diluted basis to hold 95% of the outstanding uKarma common stock immediately after the Closing while current uKarma shareholders would hold the other 5% of the outstanding uKarma common stock on a fully-diluted basis immediately after the Closing.

(a)                 Common Stock. Each share of Common Stock of Innolog (the “Innolog Common Stock”) issued and outstanding immediately prior to the Effective Time shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive that number of  shares of Common Stock of uKarma (“uKarma Common Stock”) equal to the uKarma Exchange Ratio (as defined below).   Except as otherwise provided herein, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Innolog Common Stock shall thereafter evidence only the right to receive that portion of the merger consideration allocable to such shares as described herein.  The “uKarma Exchange Ratio” means the number equal to the quotient of (1) the number of all outstanding uKarma Common Stock  immediately prior to closing multiplied by 95/5 divided by (2) that number of all outstanding Innolog Common  Stock on a fully-diluted basis (including Innolog Preferred Stock as if such preferred stock were converted into common stock and Innolog warrants as if such warrants were exercised) prior to Closing.  In the event that there are 90,199,070 Innolog Common Stock shares on a fully-diluted basis outstanding, then the uKarma Exchange Ratio shall be one share of uKarma Common Stock for one share of Innolog Common Stock (on a post-reverse stock split basis as set forth in Section 5.12).

(b)                 Preferred Stock.  Each share of Preferred Stock of Innolog (“Innolog Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall at the Effective Time, without any action on part of any holder thereof, forthwith cease to exist and be converted into the right to receive  that number of shares of uKarma Preferred Stock (“uKarma Preferred Stock”) equal to the uKarma Exchange Ratio.     Except as otherwise provided herein, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Innolog Preferred Stock shall thereafter evidence only the right to receive that portion of the merger consideration allocable to such shares as described herein.

(c)                 Innolog Derivative Securities.  At the Effective Time all unexpired and unexercised options and warrants to purchase shares of Innolog Common Stock (“Innolog Options”) then outstanding, whether vested or unvested together with Innolog’s Stock Option Plan shall be assumed by uKarma in accordance with the provisions herein.  Each Innolog Option assumed herein shall continue to have, and be subject to, the same terms and conditions as were applicable to such Innolog Option immediately prior to the Effective Time except that such Innolog Option shall be exercisable for that number of Innolog Options as set forth on Schedule 1.5(c)  (together with Innolog Options, “Innolog Derivative Securities”).  Innolog represents that it has no convertible debt .  The exercise price at which uKarma options or warrants into uKarma Preferred Stock may be exercised (as applicable) into uKarma Common Stock shall be based on the exercise price of the Innolog Derivative Security and also proportional to the ratio at which Innolog Common Stock may be exchanged for uKarma Common Stock.

(d)                 Fractional Shares.  No fraction of a share of uKarma securities will be issued in the Acquisition, but in lieu thereof, the shares to be distributed to each holder of shares of Innolog Common Stock, Innolog Preferred Stock or Innolog Derivative Securities (collectively, the “Innolog Capital Stock”) shall be rounded up to the nearest whole share (after aggregating all fractional shares of uKarma Shares to be received by such holder).

(e)                 Merger Sub.  Each share of common stock of the Merger Sub, issued and outstanding immediately prior to the Effective Time shall remain outstanding as one validly issued, fully paid and nonassessble share of common stock of the Surviving Corporation.  From and after the Effective Time, each share certificate of the Merger Sub theretofore evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.6           Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, any shares of Innolog Capital Stock  held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Nevada law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive uKarma Shares pursuant to Section 1.5 but the holder thereof shall only be entitled to such rights as are granted under Nevada law.  Notwithstanding the foregoing, if any holder of shares of Innolog Capital Stock who demands appraisal of such shares under Nevada law shall effectively withdraw or lose the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically convert into and represent only the right to receive uKarma Shares as provided herein, without interest thereon, upon surrender to uKarma of the certificate representing such shares in accordance with Section 1.7 of this Agreement.

1.7           Exchange Procedures.  As the Effective Time, Innolog shall deliver to uKarma the Innolog certificates, which prior to the Effective Time, represented all of the issued and outstanding shares of capital stock of Innolog (the “Certificates”).  Upon surrender of a Certificate for cancellation to uKarma or such other agent or agents as may be appointed by uKarma, together with any documents reasonably requested, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares such holder has a right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall be cancelled.  In the event any Certificates have been lost, stolen or destroyed, uKarma or its agent or agents shall issue that number of uKarma shares deliverable in respect thereof pursuant to this Article 1 in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, at the discretion of uKarma or its agents, the delivery of a bond in such sum as indemnity against any claim that may be made against uKarma or its agents with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.8  Payment Advances.  Innolog shall pay to uKarma an amount equal to $525,000 (“Cash Payment”).  The parties acknowledge that $475,000 of the Cash Payment has already been paid to uKarma as a non-refundable deposit; all of which has been paid to uKarma by GCC prior to the date of this Agreement.  The remaining $50,000 of the Cash Payment shall be due and payable from Innolog to uKarma’s subsidiary Amazing Living, Inc. (“ALI”) upon the Closing pursuant to the Escrow Agreement (of which ALI will immediately transfer $25,000 to Richardson & Patel LLP).  Innolog shall also pay Richardson & Patel LLP $25,000 through an escrow amounts pursuant to the Escrow Agreement.

An extra $12,500 has been advanced by Innolog to uKarma prior to execution of this Agreement to pay accounting and other associated charges for  the Company’s Form 10-Q for the quarter ended June 30, 2010.  If Spector and Associates, LLP bills uKarma for an additional $11,500 in order to add financial projections of Innolog into uKarma’s 10-Q, then such amount would also be immediately due and payable to uKarma. In addition, legal expenses related to the Company’s 10-Q shall be paid directly to Richardson & Patel by Innolog.  If the Closing has not occurred by August 15, 2010, Innolog and uKarma may negotiate (at each party’s sole discretion) to extend the date of the Closing but only if Innolog and uKarma also negotiate payment of additional interim advances prior to the Closing.     At Closing, the remaining portion of the Cash Payment, will be delivered via wire transfer by Innolog to uKarma to a wire account designated in writing by uKarma’s Chief Executive Officer.  After the Closing, Innolog shall pay for the other out-of-pocket costs associated with Company’s Form 10-Q, including without limitation, legal costs.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF INNOLOG

Except as set forth in the Disclosure Schedule, if any, Innolog hereby represents and warrants to uKarma as follows:

2.1           Organization. Innolog has been duly organized, is validly existing as a corporation and is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Innolog’s financial condition, results of operations or business.

2.2           Capitalization. The authorized capital stock of Innolog consists of (a) 100,000,000 shares of its common stock, $.001 par value, of which immediately prior to the Closing, 8,802,533 shares shall be issued and outstanding and (b) 50,000,000 shares of its preferred stock, $.001 par value, of which immediately prior to the Closing 36,964,758 shall be issued and outstanding.    All of the issued and outstanding shares of capital stock of Innolog, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.    Except for warrants to purchase 43,851,857 shares of Innolog common stock, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any Innolog Shares, or contracts, commitments, understandings or arrangements by which Innolog or any of its subsidiaries is or may become bound to issue additional Innolog Shares or Innolog Derivative Securities.  A “Person” shall refer to any natural person, partnership, corporation, trust, or other organization or entity.

2.3           Certain Corporate Matters. Innolog has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4           Authority Relative to this Agreement.  Innolog has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Innolog and the consummation by Innolog of the transactions contemplated hereby have been duly authorized by the Board of Directors of Innolog and no other actions on the part of Innolog are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Innolog and constitutes a valid and binding agreement of Innolog, enforceable against Innolog in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.5           Consents and Approvals; No Violations.  Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Innolog of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Innolog nor the consummation by Innolog of the transactions contemplated hereby, nor compliance by Innolog with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Innolog, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Innolog or any Subsidiary (as hereinafter defined)  is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Innolog or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Innolog or any Subsidiary taken as a whole.

2.6           Books and Records. The books and records of Innolog delivered to uKarma prior to the Closing fully and fairly reflect the transactions to which Innolog is a party or by which they or their properties are bound.

2.7           Financial Statements.

(a)           Innolog shall deliver to uKarma prior to with the closing are the audited consolidated balance sheet of Innolog as of  December 31, 2009 and the audited financial statements of Innovative Logistics Techniques, Inc for December 31, 2009 and December 31, 2008 and the related statement of operations, shareholders’ equity and cash flows for the period since inception, together with the unqualified report thereon (except with respect to continuation as a going concern) of Spector & Associates LLP, independent auditors (collectively, “Innolog Audited Financials”) and the unaudited consolidated balance sheet of Innolog  and Innovative Logistics Techniques, Inc. as of  March 31, 2010 and the related statement of operations, shareholders’ equity and cash flows for the period since inception, together with the unqualified report thereon (except with respect to continuation as a going concern) (“Innolog Interim Financials”).

(b)           Innolog’s Audited Financials and Innolog Interim Financials (together, “Innolog’s Financial Statements”) are (i) prepared and delivered in accordance with the books and records of Innolog, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Innolog and each Subsidiary as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on Innolog or any Subsidiary, their respective businesses, financial conditions or results of operations.

2.8           Intellectual Property.  Innolog has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Innolog infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.9           Litigation. Innolog is not subject to any judgment or order of any court or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Innolog. Innolog is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Innolog, and Innolog knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Innolog or to which Innolog is a party.

2.10           Legal Compliance. To the best knowledge of Innolog, after due investigation, no claim has been filed against Innolog alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Innolog hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.11           Disclosure. The representations and warranties and statements of fact made by Innolog in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

2.12           Shareholders; Accredited Investor Status.  To the best knowledge of Innolog, all shareholders of Innolog have reviewed, completed and executed a Confidential Information Questionnaire regarding their status as accredited investors as defined under Rule 144 of the Securities Act.  These completed questionnaires have been delivered to uKarma.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
UKARMA

Except as set forth in the Disclosure Schedule, if any, and the SEC Documents, uKarma hereby represents and warrants to Innolog as follows:

3.1           Organization. uKarma and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

3.2           Capitalization.  uKarma’s authorized capital stock consists of 120,000,000 shares of capital stock (but will be increased to 250,000,000 shares at Closing), including 100,000,000 of which is designated as Common Stock, par value $0.001 (which will be increased to 200,000,000 shares at Closing), of which 52,791,982 shares are issued and outstanding as of this date (and 4,747,095 will be issued and outstanding as of the Closing Date, subject to slight adjustment for additional shares due to rounding) and 20,000,000 of which is designated as Preferred Stock (which will be increased to 50,000,000 designated shares of Preferred Stock at Closing), par value $0.001, of which no shares are issued and outstanding.  When issued, uKarma Shares and the securities into which uKarma Shares can be converted into will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  Except as set forth in SEC Documents, (a) there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which uKarma is a party or which are binding upon uKarma providing for the issuance by uKarma or transfer by uKarma of additional shares of uKarma’s capital stock and uKarma has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of uKarma; (b)  there are no voting trusts or any other agreements or understandings with respect to the voting of uKarma’s capital stock;   (c) here are no obligations of uKarma to repurchase, redeem or otherwise require any shares of its capital stock as of the Closing and (d)   there are no obligations of uKarma to register any shares of its outstanding common stock, or shares of common stock issuable upon exercise or conversion of any outstanding securities, either on demand, piggybacked on other registrations, or otherwise.

3.3           Certain Corporate Matters. Each of uKarma and Merger Sub has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. uKarma has delivered to Innolog true, accurate and complete copies of its and Merger Sub’s certificate or articles of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the shareholders and Board of Directors of uKarma are complete and correct in all material respects. The stock records of uKarma and the shareholder lists of uKarma that uKarma has previously furnished to Innolog are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of uKarma’s capital stock and any other outstanding securities issued by uKarma.  Except as set forth in the SEC Documents, uKarma is not in default under or in violation of any provision of its certificate or articles of incorporation or bylaws in any material respect.  uKarma is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

3.4           Authority Relative to this Agreement.  uKarma and Merger Sub have the requisite power and authority to enter into this Agreement and carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by uKarma and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of uKarma and Merger Sub and no other actions on the part of uKarma and Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by uKarma and Merger Sub and constitutes a valid and binding obligation of uKarma and Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.5           Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by uKarma of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by uKarma nor the consummation by uKarma of the transactions contemplated hereby, nor compliance by uKarma with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of uKarma, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which uKarma or any Subsidiary (as hereinafter defined)  is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to uKarma or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to uKarma or any Subsidiary taken as a whole.

3.6           SEC Documents.  uKarma hereby makes reference to all documents it has filed with the United States Securities and Exchange Commission (the “SEC”), some of which are posted on the SEC’s website, www.sec.gov  (collectively, the “SEC Documents”).  The SEC Documents constitute all of the documents and reports that uKarma was required to file with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder by the SEC since the effectiveness of uKarma’s Form SB-2.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of uKarma included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of uKarma as of the dates thereof and its consolidated statements of operations, shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on uKarma, its business, financial condition or results of operations).  Except as and to the extent set forth on the balance sheet of uKarma as of March 31, 2010, including the notes thereto, uKarma has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).  Neither uKarma nor its officers or directors have received any correspondence from the SEC commenting on any SEC Document.

3.7           Financial Statements.

(a)           Included in the SEC Documents are the audited consolidated balance sheet of uKarma as at December 31, 2009 and 2008 and the related statement of operations, shareholders’ equity and cash flows for the two years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Spector and Wong, LLP (“Spector”), independent auditors (collectively, “uKarma’s Audited Financials”).

(b)           uKarma’s Audited Financials (“uKarma’s Financial Statements”) are (i) in accordance with the books and records of uKarma, (ii) correct and complete, (iii) fairly present the financial position and results of operations of uKarma and each Subsidiary as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on uKarma or any Subsidiary, their respective businesses, financial conditions or results of operations.

3.8           Events Subsequent to Financial Statements. Except as disclosed in Schedule 3.8, since March 31, 2010, there has not been:

(a)           Any incurrence of indebtedness or liability or assumption of obligations by uKarma or any Subsidiary other than incurrences of indebtedness by ALI;

(b)           Any change made or authorized in the Certificate of Incorporation or Bylaws of uKarma or any Subsidiary, except as contemplated under this Agreement;

(c)           Any loan to or other transaction with any officer, director or shareholder of uKarma or any Subsidiary giving rise to any claim or right of uKarma or any Subsidiary against any such person or of such person against uKarma or any Subsidiary.

3.9           Liabilities. Except as otherwise disclosed in uKarma’s Financial Statements and SEC Documents or the Disclosure Schedule, neither uKarma nor any Subsidiary has any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise except as contemplated in the remainder of this section below.  In addition, uKarma represents that upon Closing, neither uKarma nor any Subsidiary (except for Awesome Living, Inc.) will have any material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise, and uKarma is not a party to any executory agreement except as contemplated by the remainder of this section below. uKarma has or at closing, will have either, (a) discontinued all of its business operations without any material adverse effect upon uKarma, (b) assigned its business operations (including all assets and liabilities of uKarma) to a wholly-owned subsidiary whose equity securities will be held by a liquidating trust and distributed to uKarma shareholders prior to the Closing, pending compliance with Federal securities regulations governing spin-offs or (c) assigned its business operations to a wholly-owned subsidiary whose equity securities will be spun-off by uKarma to either (i) an affiliate of uKarma management in exchange for a promissory note equal to the dollar amount of such business operations offset by assumed liabilities or (ii) the holders of uKarma common stock immediately prior to the Closing, pending compliance with Federal securities regulations governing spin-offs .

3.10           Tax Matters. Except as disclosed in Schedule 3.10:

(a)           uKarma and each Subsidiary have duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)           uKarma and each Subsidiary have paid, or adequately reserved against in uKarma’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them;

(c)           To the best knowledge of uKarma, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of uKarma’s or any Subsidiary’s tax returns;

(d)           No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from uKarma or any Subsidiary; and

           For the purposes of this Section 3.10, a tax is due (and must therefore either be paid or adequately reserved against in uKarma’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

3.11           Real Property.  Neither uKarma nor any Subsidiary owns or leases any real property.

3.12           Books and Records. The books and records of uKarma and each Subsidiary delivered to Innolog prior to the Closing fully and fairly reflect the transactions to which uKarma each Subsidiary is a party or by which they or their properties are bound.

3.13           Intellectual Property. uKarma has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of uKarma or any Subsidiary infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

3.14           Litigation. Neither uKarma nor any Subsidiary is subject to any judgment or order of any court or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against uKarma or any Subsidiary other than as stated in the SEC documents related to Fischer v uKarma et al. Neither uKarma nor any Subsidiary is a plaintiff in any action, domestic or foreign, judicial or administrative. Other than as set forth in the SEC Documents, there are no existing actions, suits, proceedings against or investigations of uKarma or any Subsidiary, and uKarma knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting uKarma or any Subsidiary or to which uKarma or any Subsidiary is a party.

3.15           Subsidiaries.  Except as set forth in Schedule 3.15, uKarma does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization (any such organization is referred to as a “Subsidiary”).

3.16           Internal Accounting Controls.  uKarma maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. uKarma has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for uKarma and designed such disclosure controls and procedures to ensure that material information relating to uKarma is made known to the certifying officers by others within those entities, particularly during the period in which uKarma’s Form 10-KSB or 10-QSB, as the case may be, is being prepared.  uKarma’s certifying officers have evaluated the effectiveness of uKarma’s controls and procedures as of end of the filing period prior to the filing date of the Form 10-Q for the quarter ended June 30, 2009 (such date, the “Evaluation Date”).  uKarma presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in uKarma’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

3.17           Listing and Maintenance Requirements.  Except as set forth on Schedule 3.17, uKarma is currently quoted on the OTC Bulletin Board and uKarma has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board or the NASD or any trading market on which uKarma’s common stock is or has been listed or quoted to the effect that uKarma is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market.  uKarma is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

3.18           No SEC or NASD Inquiries.  Neither uKarma nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

3.19           Disclosure. The representations and warranties and statements of fact made by uKarma in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 4
INDEMNIFICATION

4.1           Mutual Indemnification.  Each of uKarma and Innolog (“Indemnifying Party”) agree to indemnify the other party (“Indemnified Signing Party”) and its shareholders and each of the officers, agents and directors of the Indemnified Signing Party  (each an “Indemnified Party”) against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”) to which it or they may become subject arising out of or based on (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by the Indemnifying Party herein in this Agreement;  and (ii) any and all liabilities existing prior to the Closing, including without limitation, any liabilities arising from the claim filed on June 17, 2009 against uKarma by Jeffrey Fischer,  or arising out of or in connection with: (A) any of the assets of the Indemnifying Party or any Subsidiary prior to the Closing; or (B) the operations of the Indemnifying Party prior to the Closing.   Innolog shall indemnify uKarma’s officers, directors, shareholders and agents prior to Closing for all Losses to which such Indemnified Parties may become subject arising out of or based on the operations of uKarma or any Subsidiary (other than ALI, a subsidiary of uKarma as described in Section 5.10 below) subsequent to the Closing.  ALI shall indemnify uKarma’s officers, directors, shareholders and agents subsequent to Closing for all Losses to which such Indemnified Parties may become subject arising out of or based on the operations of ALI subsequent to the Closing.

4.2           Indemnification Procedures.  If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing.  Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party.  The Indemnifying Party will not be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Article 5.

ARTICLE 5
COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

5.1    Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Innolog and uKarma (and any Subsidiary) as each party may request.  In order that each party may have the full opportunity to do so, Innolog and uKarma shall furnish each party and its representatives during such period with all such information concerning the affairs of Innolog or uKarma or any Subsidiary as each party or its representatives may reasonably request, including without limitation, customary schedules listing material contracts; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments.  Innolog and uKarma shall cause Innolog or uKarma and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

5.2           Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Closing and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

5.3           Conduct of Business.  Subject to the provisions hereof and unless contemplated by this Agreement, from the date hereof through the Closing, each party hereto shall  (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Innolog and Innolog Shareholders on the one hand and uKarma on the other hand;.  Without the prior written consent of Innolog, Innolog Shareholders, and uKarma, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

               5.4                                Litigation.    From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

               5.5                                Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

               5.6                                D & O Insurance.  Immediately after the Closing, Innolog shall cause uKarma to obtain directors and officers liability insurance with a minimum coverage of $2.0 million that also covers past directors and officers of uKarma, including without limitation, Bill Glaser.  In the event that Innolog fails to obtain such insurance for uKarma within 30 days of the Closing, at Bill Glaser’s option Innolog shall pay to ALI  $25,000, and an additional $25,000 per 30 days thereafter that Innolog has not caused uKarma to purchase such D & O insurance of at least $2.0 million in coverage on behalf of uKarma directors and officers that will resign immediately prior to or immediately following the Closing.

5.7           Audit.  Innolog shall have completed its consolidated audited financial statements for the fiscal years ended December 31, 2009 and Innovative Logistics Techniques, Inc. for 2008 and 2009 and its consolidated unaudited finacial statements for the quarter ended March 31, 2010 before the date of this Agreement.

5.8           Innolog Preferred Stock. Innolog has authorized a series of preferred stock called “Series A Preferred Stock” (“Innolog Preferred Stock”) Innolog has authorize 50,000,000 shares of Innolog Preferred Stock for issuance and has issued 36,964,758 shares.  The Innolog Preferred Stock shall be convertible into Innolog common stock on a one-for-one basis; have a liquidation preference equal to $2.00 per share over Innolog common stock as to distributions in the event of a full or partial liquidation or sale of the Corporation or any of its subsidiaries;  will accrue an annual dividend equal to 10% of net income preferred dividend allocated pro rata among the preferred stockholders; and will, in all other respects have the same rights and privileges as the Innolog common stock.

5.9           Assignment of Existing uKarma Business into Subsidiary.  The parties contemplate that uKarma may assign all of its current assets and liabilities of its current business prior to the Acquisition to a Subsidiary (“ALI”) whose shares of equity securities are intended to be spun-off to the uKarma shareholders as of a record date that is immediately prior to the Acquisition (“Pre-Closing Shareholders”) after all applicable SEC laws and regulations have been complied (including without limitation, possible filing of a Form 10 by ALI.  The parties agree that the Chief Executive Officer, secretary and sole director of ALI shall be Bill Glaser at all times, including periods after the Closing.  Further, the parties agree that Innolog may not: (a) attach a lien to or other encumber any of ALI's assets or pledge any of ALI’s equity securities; (b) issue or otherwise sell any equity interests (or rights to own equity interests in ALI; (c) modify, amend, or delete ALI’s certificate of incorporation or bylaws or other charter documents; (d) cause ALI to enter into any agreement without the consent of Mr. Glaser; (e) take any action that directly or indirectly affects ALI without the prior written approval of Mr. Glaser; and (f) enter into any agreement to effect any action in (a) through (e).  The parties agree that after the Closing, uKarma shall take all necessary actions, if any, to appoint any additional person selected by Mr. Glaser to serve as a director or officer of ALI.  uKarma, ALI and Innolog will fully cooperate to make all securities and corporate law filings necessary in order to spin-off ALI equity securities to uKarma shareholders immediately prior to the Closing.

5.10           Escrowed Account.  GCC, Innolog, and uKarma shall have entered into an Escrow Agreement, under which GCC or Innolog shall have deposited $75,000.  At Closing, $25,000 of this deposit shall be released to Awesome Living and $50,000 shall be released to uKarma’s legal counsel, Richardson & Patel LLP.

5.11           Reverse Stock Split.  uKarma shall have conducted a 1-for-11.120904 reverse stock split.

5.12           Bylaws.  uKarma shall have amended and restated its Bylaws in accordance with the Bylaws as reasonably requested by Innolog prior to the date of this Agreement in writing.

ARTICLE 6
CONDITIONS TO CLOSING

6.1           Conditions to Obligations of Innolog and Innolog Shareholders.  The obligations of Innolog and Innolog Shareholders under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries.  At the Closing, uKarma  shall have delivered or caused to be delivered to Innolog and Innolog Shareholders the following:

(i)           resolutions duly adopted by the Board of Directors of uKarma and Merger Sub authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement;

(ii)           a certificate of good standing for uKarma and each Subsidiary from their respective jurisdictions of incorporation, dated not earlier than five days prior to the Closing Date;

(iii)           written resignations of all officers and directors of uKarma  and each Subsidiary in office immediately prior to the Closing, and board resolutions appointing the following individuals to the positions with uKarma and each Subsidiary listed opposite their names below:

Name	Position

William Danielczyk	Executive Chairman

Michael Kane	Secretary/Treasurer and Director

Joe Kelley	Director

Steve Moses	Director

Bruce Riddle	Director

Ian Reynolds	Director

Erich Winkler	Director

Verle Hammond	Director

(iv)           all corporate records, agreements, seals and any other information reasonably requested by Innolog’s representatives with respect to uKarma;

(v)           such other documents as Innolog and/or Innolog Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b)           Representations and Warranties to be True.    The representations and warranties of uKarma  herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  uKarma  shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)           Assets and Liabilities.                                           At the Closing, uKarma shall not have any material assets or liabilities, contingent or otherwise, or any tax obligations or any material adverse changes to its business or financial condition; provided that uKarma may have assigned all its assets and liabilities to a newly-formed corporation (“ALI”) established to spin-off the current uKarma business to its shareholders as of record immediately prior to Closing pending compliance with Federal securities laws and regulations.  At the Closing, an officer of uKarma shall execute a certificate that (1) payment of all liabilities or (2) assignment of all liabilities to a Subsidiary that owns the remainder of the uKarma business shall have been made.

(d)           SEC Filings.  At the Closing, uKarma will be current in all SEC filings required by it to be filed.

(e)           Audit.  Innolog shall have delivered prior to or simultaneous with the closing are the Innolog Audited Financials.

(f)           Shareholder Approval.  Innolog shall have obtained the necessary votes of its shareholders at a duly authorized meeting (or by written consent of shareholders) in order to close this transaction.

6.2           Conditions to Obligations of uKarma. The obligations of uKarma under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries.    On the Closing Date, Innolog and/or Innolog Shareholders shall have delivered to uKarma the following:

(i)	this Agreement duly executed by Innolog;

(ii)	stock certificates representing Innolog Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers; and

(iii)           such other documents as uKarma may reasonably request in connection with the transactions contemplated hereby.

(b)           Representations and Warranties to be True.    The representations and warranties of Innolog and Innolog Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  Innolog and Innolog Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)           Cash Payment.  Innolog shall have paid uKarma the remaining balance of the Cash Payment.

(d)           Governmental Approval.  Approvals from any governmental authority necessary for the transactions contemplated hereby.

ARTICLE 7
OTHER COVENANTS AND AGREEMENTS

7.1           Shareholder Written Consent.  Unless already approved by the shareholders prior to the closing, uKarma put forth, and have its board of directors recommend, a proposal to the shareholders to amend uKarma’s charter in order to change the corporation’s name to “Innolog Holdings Corporation” and to increase its authorized number of shares of preferred stock from 20 million to 50 million, to increase its authorized number of shares of common stock to 200 million and to amend its Bylaws as designated by Innolog.  Innolog shall reimburse uKarma for all applicable filing fees and pay Richardson & Patel legal fees in connection with such actions at Closing.

7.2           Stock Certificates.  uKarma shall deliver irrevocable transfer agent instructions to deliver appropriate stock certificates representing uKarma common stock to the appropriate Innolog shareholder within seven (7) business days following receipt of the applicable stock certificate representing shares of Innolog common stock.

ARTICLE 8
GENERAL PROVISIONS

8.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth below (or at such other address for a party as shall be specified by like notice):

If notice is to be given to Innolog, any Innolog Shareholder or uKarma (subsequent to Closing):

Innolog Holdings Corporation
4000 Legato Road Suite 830
Fairfax, VA 22033
Telephone: (703) 766-1412
Facsimile: (703) 766 -1425

If notice is to be given to uKarma (prior to Closing) or uKarma Shareholder, Bill Glaser or Awesome Living, Inc.:

uKarma Corporation
499 N. Canon Drive, Suite 308
Beverly Hills, California 90210
Attention: Bill Glaser
Telephone: (310) 998-8909
Facsimile: (310) 861-0542

8.2           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

8.3           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

8.4           Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

8.5           Separate Counsel.  Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

8.6           Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada.  Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in the City of Las Vegas, Nevada and each party hereby waives any right to object to the convenience of such venue.

8.7           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

8.8           Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

8.9           Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

8.10           Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

8.11           Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Merger Agreement as of the date first written above.

Galen Capital Corporation

By:  /s/ William Danielczyk_________
Name: William Danielczyk
Title:  Chairman
Address:  4000 Legato Road Suite 830
Fairfax, Virginia 22033

Innolog Holdings Corporation

By:  /s/ William Danielczyk_________
Name: William Danielczyk
Title:  Executive Chairman
Address: 4000 Legato Road Suite 830
Fairfax, Virginia 22033

uKarma Corporation

By:  /s/ Bill Glaser________________
Name:  Bill Glaser
Title: Chief Executive Officer

GCC Merger Sub Corporation

By:  /s/ Bill Glaser________________
Name: Bill Glaser
Title:  Chief Executive Officer
Address:

EXHIBIT A
FORM OF ARTICLES OF MERGER

Schedule I

Innolog Shareholders

Schedule 3.9
Liabilities

The following liabilities were assumed by Awesome Living, Inc. but such assumption was not confirmed by the applicable creditor:

•	Business wire $709.75

•	Fulwider Patton $15,750.00

•	Praesidium $180.00

Awesome Living agrees to indemnify Innolog and uKarma against these liabilities.

Schedule 3.15
Subsidiaries

Awesome Living, Inc.

GCC Merger Sub Corp.

Schedule 3.17
SEC Filings

The Form 10-K for the year ended December 31, 2009 for uKarma was filed late.